TRACTOR SUPPLY COMPANY REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

Brentwood, Tenn., October 20, 2022 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, today reported financial results for its third quarter ended September 24, 2022.

●	Net Sales Increased 8.4%; Comparable Store Sales Increased 5.7%
●	Diluted Earnings per Share (“EPS”) Increased 7.7% to $2.10
●	Company Raises Fiscal 2022 Diluted EPS Range to $9.55 to $9.63, Compared with the Prior Range of $9.48 to $9.60

“Tractor Supply delivered another record quarter as we continued to gain market share and extended our trend of consistent and stable net sales and earnings growth. In a dynamic environment, the underlying health of our business remains resilient given our needs-based, demand-driven product categories, best-in-class customer service and customer relationship management capabilities. I want to thank the entire Tractor Supply team for their hard work to deliver our strong third quarter results, their dedication to advance our strategic plans to deliver sustainable long-term growth and their commitment to living our Mission and Values,” said Hal Lawton, Tractor Supply’s President and Chief Executive Officer.

“Our Life Out Here strategy is gaining traction and widening our competitive moat, and we are excited about the many growth vectors ahead. We are honored to welcome the Orscheln Farm and Home team to Tractor Supply. With 25% of our store base now in our Project Fusion store format and over 260 Garden Centers operating across the chain, we are on track to achieve major milestones in the history of Tractor Supply with net sales exceeding $14 billion, more than 2,100 Tractor Supply stores and 50,000 dedicated Team Members. We believe we have the right strategies to manage through the near-term and to deliver long-term balanced growth and value creation,” said Lawton.

Third Quarter 2022 Results
Net sales for the third quarter of 2022 increased 8.4% to $3.27 billion from $3.02 billion in the third quarter of 2021. Comparable store sales increased 5.7%, as compared to an increase of 13.1% in the prior year's third quarter. Comparable store sales for the third quarter of 2022 were driven by comparable average ticket growth of 7.0%, partially offset by a comparable average transaction count decline of 1.3%. Comparable store sales growth reflects continued strength in every day, needs-based merchandise, including consumable, usable and edible (“C.U.E.”) products and year-round product categories.

Gross profit increased 7.4% to $1.17 billion from $1.09 billion in the prior year's third quarter, and gross margin decreased 32 basis points to 35.6% from 36.0% in the prior year's third quarter. The gross margin rate decrease was primarily attributable to product mix from the robust growth of C.U.E. products as the Company's price management actions and other margin driving initiatives were able to offset the impact from significant product cost inflation pressures and higher transportation costs.

Selling, general and administrative ("SG&A") expenses, including depreciation and amortization, increased 9.0% to $859.4 million from $788.1 million in the prior year's third quarter. As a percent of net sales, SG&A expenses increased 16 basis points to 26.3% from 26.1% in the third quarter of 2021. The increase in SG&A as a percent of net sales was primarily attributable to the Company’s strategic growth initiatives, including depreciation and amortization, and investments in hourly wages and benefits. These items were partially offset by a moderation of COVID-19 response costs, more normalized incentive compensation, and leverage in occupancy and other costs from the increase in comparable store sales.

Operating income increased 3.1% to $306.4 million compared to $297.2 million in the third quarter of 2021.

The effective income tax rate improved to 22.0% compared to 22.9% in the third quarter of 2021 due to certain state tax credits.

Net income increased 4.3% to $234.1 million from $224.4 million, and diluted earnings per share increased 7.7% to $2.10 from $1.95 in the third quarter of 2021.

The Company repurchased approximately 0.6 million shares of its common stock for $123.6 million and paid quarterly cash dividends totaling $101.9 million, returning $225.5 million of capital to shareholders in the third quarter of 2022.

The Company opened 11 new Tractor Supply stores and two new Petsense by Tractor Supply stores in the third quarter of 2022.

Fiscal 2022 Financial Outlook
The Company is updating its fiscal 2022 financial guidance, previously provided on July 21, 2022, to reflect the strong performance year to date and its outlook for the fourth quarter of 2022. The Company’s fiscal 2022 financial outlook has been updated for the recent acquisition of Orscheln Farm and Home which closed on October 12, 2022. The acquisition is anticipated to add approximately $75 million to net sales in the fourth quarter and fiscal 2022. Given the transaction expenses and early implementation costs to be recorded in the fourth quarter of 2022, the impact of the acquisition is expected to be relatively neutral to operating income in the fourth quarter and for the fiscal year.

Fiscal 2022 comprises 53 weeks, one additional week compared to fiscal 2021. The fiscal 2022 guidance includes a benefit for the 53rd week, which is estimated to be approximately 1.5 percentage points of net sales and $0.15 of diluted EPS.

For fiscal 2022, the Company now expects the following:

	Updated	Previous
Net Sales	$14.06 billion - $14.12 billion	$13.95 billion - $14.05 billion
Comparable Store Sales	+5.4% - +5.8%	+5.2% - +5.8%
Operating Margin Rate	10.10% - 10.15%	~10.2%
Net Income	$1.07 billion - $1.08 billion	$1.065 billion - $1.085 billion
Earnings per Diluted Share	$9.55 - $9.63	$9.48 - $9.60

Capital expenditures for fiscal 2022 are currently forecasted to be in the range of $650 million to $700 million, including the opening of approximately 60 to 70 new Tractor Supply stores and 10 new Petsense by Tractor Supply stores. New store openings of Tractor Supply stores in 2022 have been delayed due to external conditions of the real estate and construction industries.

Conference Call Information
Tractor Supply Company will hold a conference call today, Thursday, October 20, 2022 at 10:00 a.m. ET, hosted by Hal Lawton, President and Chief Executive Officer, and Kurt Barton, Chief Financial Officer. The call will be webcast live at IR.TractorSupply.com. An Investor Presentation will be available on the investor relations section of the Company’s website at least 15 minutes prior to the conference call.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the webcast.

A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, has been passionate about serving its unique niche, targeting the needs of recreational farmers, ranchers and all those who enjoy living the rural lifestyle, for more than 80 years. Tractor Supply offers an extensive mix of products necessary to care for home, land, pets and animals with a focus on product localization, exclusive brands and legendary customer service for the Out Here lifestyle. With 50,000 Team Members, the Company's physical store assets, combined with its digital capabilities, offer customers the convenience of purchasing products they need anytime, anywhere and any way they choose at the everyday low prices they deserve. At September 24, 2022, the Company operated 2,027 Tractor Supply stores in 49 states, a consumer mobile app and an e-commerce website at www.TractorSupply.com. In October 2022, Tractor Supply acquired 81 stores from Orscheln Farm and Home that will be rebranded to Tractor Supply by the end of 2023.

Tractor Supply Company also owns and operates Petsense by Tractor Supply, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At September 24, 2022, the Company operated 180 Petsense by Tractor Supply stores in 23 states. For more information on Petsense by Tractor Supply, visit www.Petsense.com.

Forward-Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This press release contains certain forward-looking statements, including statements regarding sales and earnings growth, new store growth, the effects of the 53rd week in fiscal 2022, the anticipated net sales and operating income for the fourth quarter and fiscal 2022 associated with the acquisition of Orscheln Farm and Home (“the “Transaction”), capital expenditures, strategic initiatives, and estimated results of operations, including, but not limited to, sales, comparable store sales, operating margins, net income and EPS. Forward-looking statements are usually identified by or are associated with such words as “intend,” “expect,” “believe,” “anticipate,” “optimistic,” “forecasted” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. Factors affecting future results include, without limitation, the timing of normalized macroeconomic conditions from the impacts of the COVID-19 pandemic, the Company’s ability to predict the timing of normalized macroeconomic conditions, the timing and amount of share repurchases, marketing, merchandising and strategic initiatives and new store and distribution center openings and expenses in future periods. All forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, national, regional and local economic conditions affecting consumer spending, including the effects of inflation and gas prices, effects resulting from wars or other military operations, including the heightened risk of cyberattacks as a result of the hostilities between Russia and Ukraine, the availability of information technology hardware, the timing and acceptance of new products, the timing and mix of goods sold, weather conditions, the seasonal nature of the business, transportation costs, including but not limited to, carrier rates, fuel costs, and other pressures across our supply chain, purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, the potential for litigation or governmental investigations relating to the Transaction, the risk that we may be unable to successfully integrate any acquired business or that we may not realize the benefits expected from an acquisition, including the Transaction, potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement of an acquisition, including the Transaction, failure of an acquisition to produce anticipated results, the ability to successfully manage expenses, including but not limited to, increases in wages, and execute key gross margin enhancing initiatives, the availability of favorable credit sources, capital market conditions in general, the ability to open new stores in the manner, timing and number currently contemplated, the impact of new stores on the business, competition, including competition from online retailers, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, our ability to meet our sustainability, stewardship, carbon emission and Diversity, Equity & Inclusion related Environmental, Social and Governance projections, goals and commitments, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of employee or customer data, ongoing and potential future legal or regulatory proceedings, management of the Company’s information systems, failure to develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes and results of examination by taxing authorities, the imposition of tariffs on imported products or the disallowance of tax deductions on imported products, the ability to maintain an effective system of internal control over financial reporting, and changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share and percentage data)

	Three Months Ended				Nine Months Ended
	September 24, 2022		September 25, 2021		September 24, 2022		September 25, 2021
		% of		% of		% of		% of
		Net		Net		Net		Net
		Sales		Sales		Sales		Sales
Net sales	$3,270,804	100.00%	$3,017,926	100.00%	$10,198,342	100.00%	$9,411,821	100.00%
Cost of merchandise sold	2,104,989	64.36	1,932,616	64.04	6,589,763	64.62	6,055,246	64.34
Gross profit	1,165,815	35.64	1,085,310	35.96	3,608,579	35.38	3,356,575	35.66

Selling, general and administrative expenses	772,167	23.61	718,261	23.80	2,284,604	22.40	2,148,200	22.82
Depreciation and amortization	87,236	2.66	69,824	2.31	248,242	2.44	194,731	2.07

Operating income	306,412	9.37	297,225	9.85	1,075,733	10.54	1,013,644	10.77
Interest expense, net	6,226	0.19	6,146	0.20	20,392	0.20	20,068	0.21

Income before income taxes	300,186	9.18	291,079	9.65	1,055,341	10.34	993,576	10.56
Income tax expense	66,049	2.02	66,679	2.21	237,499	2.33	217,800	2.32
Net income	$234,137	7.16%	$224,400	7.44%	$817,842	8.01%	$775,776	8.24%

Net income per share:
Basic	$2.11		$1.96		$7.32		$6.74
Diluted	$2.10		$1.95		$7.27		$6.68

Weighted average shares outstanding:
Basic	110,861		114,223		111,660		115,170
Diluted	111,560		115,193		112,461		116,170

Dividends declared per common share outstanding	$0.92		$0.52		$2.76		$1.56

Note: Percent of net sales amounts may not sum to totals due to rounding.

Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 24, 2022	September 25, 2021	September 24, 2022	September 25, 2021
Net income	$234,137	$224,400	$817,842	$775,776

Other comprehensive income:
Change in fair value of interest rate swaps, net of taxes	3,150	206	10,953	2,651
Total other comprehensive income	3,150	206	10,953	2,651
Total comprehensive income	$237,287	$224,606	$828,795	$778,427

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 24, 2022	September 25, 2021
ASSETS
Current assets:
Cash and cash equivalents	$211,241	$1,111,711
Inventories	2,678,193	2,199,773
Prepaid expenses and other current assets	211,941	149,550
Income taxes receivable	8,430	6,827
Total current assets	3,109,805	3,467,861

Property and equipment, net	1,843,324	1,441,704
Operating lease right-of-use assets	2,803,798	2,725,510
Goodwill and other intangible assets	55,520	55,520
Deferred income taxes	—	16,590
Other assets	99,281	38,009
Total assets	$7,911,728	$7,745,194

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,219,593	$1,197,813
Accrued employee compensation	80,390	122,007
Other accrued expenses	453,747	408,887
Current portion of finance lease liabilities	3,140	4,242
Current portion of operating lease liabilities	333,388	312,296
Income taxes payable	4,942	762
Total current liabilities	2,095,200	2,046,007

Long-term debt	1,077,926	985,867
Finance lease liabilities, less current portion	35,460	30,041
Operating lease liabilities, less current portion	2,608,832	2,536,875
Deferred income taxes	39,540	—
Other long-term liabilities	113,625	125,651
Total liabilities	5,970,583	5,724,441

Stockholders’ equity:
Common stock	1,414	1,410
Additional paid-in capital	1,236,161	1,191,785
Treasury stock	(4,763,862)	(3,954,926)
Accumulated other comprehensive income/(loss)	12,298	(592)
Retained earnings	5,455,134	4,783,076
Total stockholders’ equity	1,941,145	2,020,753
Total liabilities and stockholders’ equity	$7,911,728	$7,745,194

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Nine Months Ended
	September 24, 2022	September 25, 2021
Cash flows from operating activities:
Net income	$817,842	$775,776
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	248,242	194,731
Loss on disposition of property and equipment	1,453	3,295
Share-based compensation expense	38,531	35,737
Deferred income taxes	41,977	14,996
Change in assets and liabilities:
Inventories	(487,001)	(416,503)
Prepaid expenses and other current assets	(47,823)	(15,891)
Accounts payable	63,963	221,717
Accrued employee compensation	(29,228)	2,306
Other accrued expenses	(40,241)	74,680
Income taxes	13,612	(26,003)
Other	5,003	6,996
Net cash provided by operating activities	626,330	871,837
Cash flows from investing activities:
Capital expenditures	(451,154)	(382,358)
Proceeds from sale of property and equipment	169	1,094
Net cash used in investing activities	(450,985)	(381,264)
Cash flows from financing activities:
Borrowings under debt facilities	120,000	—
Repayments under debt facilities	(30,000)	—
Principal payments under finance lease liabilities	(3,288)	(3,367)
Repurchase of shares to satisfy tax obligations	(28,376)	(14,636)
Repurchase of common stock	(608,016)	(597,973)
Net proceeds from issuance of common stock	15,497	75,193
Cash dividends paid to stockholders	(307,951)	(179,835)
Net cash used in financing activities	(842,134)	(720,618)
Net decrease in cash and cash equivalents	(666,789)	(230,045)
Cash and cash equivalents at beginning of period	878,030	1,341,756
Cash and cash equivalents at end of period	$211,241	$1,111,711

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$16,130	$16,008
Income taxes	184,887	229,122

Supplemental disclosures of non-cash activities:
Non-cash accruals for property and equipment	$43,984	$22,036
Increase of operating lease assets and liabilities from new or modified leases	264,318	534,222
Increase of finance lease assets and liabilities from new or modified leases	5,143	—

Selected Financial and Operating Information
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 24, 2022	September 25, 2021	September 24, 2022	September 25, 2021
Sales Information:
Comparable store sales increase	5.7%	13.1%	5.5%	18.5%
New store sales (% of total sales)	2.2%	2.3%	2.3%	2.7%
Average transaction value	$59.39	$55.50	$60.00	$56.02
Comparable store average transaction value increase (a)	7.0%	9.5%	7.1%	9.7%
Comparable store average transaction count (decrease)/increase	(1.3)%	3.6%	(1.6)%	8.8%
Total selling square footage (000's)	33,978	32,862	33,978	32,862
Exclusive brands (% of total sales)	29.9%	28.1%	29.6%	29.0%
Imports (% of total sales)	11.0%	10.5%	11.4%	11.4%

Store Count Information:
Tractor Supply
Beginning of period	2,016	1,955	2,003	1,923
New stores opened	11	12	24	44
Stores closed	—	—	—	—
End of period	2,027	1,967	2,027	1,967
Petsense by Tractor Supply
Beginning of period	178	174	178	182
New stores opened	2	3	3	6
Stores closed	—	—	(1)	(11)
End of period	180	177	180	177
Consolidated end of period	2,207	2,144	2,207	2,144

Pre-opening costs (000’s)	$2,683	$2,716	$5,072	$6,210

Balance Sheet Information:
Average inventory per store (000’s) (b)	$1,110.0	$930.7	$1,110.0	$930.7
Inventory turns (annualized)	3.53	3.92	3.80	4.22
Share repurchase program:
Cost (000’s)	$123,626	$141,259	$608,016	$597,973
Average purchase price per share	$193.70	$190.03	$206.95	$172.73

Capital Expenditures (in millions):
Existing stores	$90.4	$93.1	$226.9	$213.2
Distribution center capacity and improvements	39.2	25.1	85.4	36.9
Information technology	27.8	25.2	76.9	77.0
New and relocated stores and stores not yet opened	27.6	17.8	58.9	46.5
Corporate and other	0.9	5.2	3.1	8.8
Total	$185.9	$166.4	$451.2	$382.4

(a) Comparable store average transaction value changes include the impact of transaction value changes achieved on the current period change in transaction count.
(b) Assumes average inventory cost, excluding inventory in transit.
Note: Comparable store metrics percentages may not sum to total due to rounding.